Exhibit 10.4

EXECUTION COPY

RESTRICTED UNIT AGREEMENT

This RESTRICTED UNIT AGREEMENT (this “Agreement”) is made as of                      (“Date of Grant”), between Eagle Topco LP, a Delaware limited partnership (the “Partnership”), and              (the “Executive”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in that certain Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of December 9, 2011, by and among the Partnership and the partners from time to time party thereto (as amended, restated or otherwise modified from time to time, the “Partnership Agreement”).

WHEREAS, the Executive performs services for Subsidiaries of the Partnership (collectively, the “Employer”) as an officer, director, employee, consultant, sales representative or advisor; and

WHEREAS, in connection with the Executive’s performance of services for the Employer, the Partnership wishes to grant the Executive and the Executive wishes to purchase from the Partnership              Common Series C Units of the Partnership (the “Restricted Units”) at a price per Common Series C Unit of $            , for an aggregate purchase price of $            .00 (the “Purchase Price”) pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises set forth herein and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1. Definitions.

“Consolidated EBITDA” shall have the meaning set forth in the Credit Agreement, dated as of May 16, 2011 among Eagle Parent, Inc., EGL Holdco, Inc., Royal Bank of Canada, and the other lenders party thereto, as the same may be amended.

“Measurement Date” means each date after the Effective Date on which a Sponsor Inflow actually occurs.

“Sponsor Initial Investment” means the cost basis of the Sponsor’s equity securities issued by the Partnership as determined at the Effective Date.

“Sponsor Inflows” means, without duplication, as of any Measurement Date, all cash (including cash dividends, cash distributions, cash proceeds, management fees and transaction-related fees, but excluding expense reimbursements) received and retained (on a cumulative basis) by the Sponsors with respect to or in exchange for equity securities of the Partnership (whether such payments are received from the Partnership or any third party) from the Effective Date through such Measurement Date.

“Sponsor Outflows” means, without duplication, the sum of the Sponsor Initial Investment and the aggregate Sponsor Subsequent Investments.

“Sponsor Subsequent Investments” means, without duplication, as of any Measurement Date, any payment or investment by the Sponsors with respect to or in exchange for equity securities (including securities that are convertible into equity securities) of the Partnership or any Subsidiary (whether such payments are made to the Partnership or any third party) after the Effective Date and until such Measurement Date.

“Sponsors” means the Apax Holders.

“Termination Date” means the date of the termination of the Executive’s employment or service with the Employer.

“Vested Units” means the Restricted Units that have vested pursuant to Section 4(a) or 4(c) hereof as of the applicable date.

“Unvested Units” means the Restricted Units other than Vested Units.

2. Purchase of Units. Upon execution of this Agreement, the Partnership shall sell to the Executive and the Executive will purchase from the Partnership the Restricted Units and the Executive shall pay the Purchase Price therefor to the Partnership.

3. Closing. The closing of the transactions contemplated hereby shall occur simultaneously with the execution of this Agreement. Concurrently with the execution of this Agreement, the Executive shall execute and deliver a copy of the Partnership Agreement to the Partnership. Within thirty (30) days of the date hereof, the Executive will make an effective election under Section 83(b) of the Internal Revenue Code and the regulations promulgated thereunder in the form of Exhibit A attached hereto and will deliver a copy of such Section 83(b) election to the Partnership.

4. Vesting. The Restricted Units shall be unvested at issuance and shall vest in accordance with the terms set forth below.

(a) Forty one and two-thirds percent (41 2/3%) of the Restricted Units (the “Annual Restricted Units”) shall vest as follows: (i) twenty-five percent (25%) of the Annual Restricted Units shall vest on May 16, 2012 and (ii) the remaining seventy-five percent (75%) of the Annual Restricted Units shall vest in pro rata equal installments on the last day of each of the twelve (12) quarters following May 16, 2012 so that if the Executive has been continuously employed through May 16, 2015 all Annual Restricted Units will have vested, provided, in each case, that the Executive is employed by the Employer on each such date. Notwithstanding the foregoing, in the event of a Partnership Sale, any Annual Restricted Units that remain Unvested Units at the time of such Partnership Sale shall vest upon the consummation of the Partnership Sale, subject to the Executive’s continued employment on the date of such Partnership Sale.

(b) Twenty-five percent (25%) of the Restricted Units (the “Performance Restricted Units”) shall vest as follows: (i) nine and thirty-six hundredths percent (9.36%) of the Performance Restricted Units shall vest on September 30, 2011, (ii) twenty-five percent (25%) of the Performance Restricted Units shall vest on each of September 30, 2012, 2013 and 2014 and (iii) fifteen and sixty-four hundredths percent (15.64%) of the Performance Restricted Units shall vest on June 30, 2015 (each, a “Vesting Date”), respectively, if the Executive is then employed by the Employer and if the Partnership achieves the Consolidated EBITDA targets set forth on Exhibit B in each such year (or the period from May 16, 2011 through September 30, 2011 in the case of the Company’s 2011 fiscal year) (the “EBITDA Targets”). Notwithstanding the foregoing, if consolidated EBITDA achievement against the Consolidated EBITDA target is 95% or greater for each such year, the Board, at its sole discretion, which will not be unreasonably withheld, may determine that all or a prorated amount of the Performance Restricted Units for that year will vest, if the Executive is then employed by the Employer. If the Partnership’s cumulative Consolidated EBITDA in respect of the years (or portion thereof, as applicable) referenced above is not met in a given year (or portion thereof, as applicable) (the “Missed Year”), but is met in a subsequent year (the “Made Year”) and the Partnership’s cumulative Consolidated EBITDA for the Made Year and the Missed Year equals or exceeds the cumulative EBITDA Targets for such years, the Performance Restricted Units which failed to vest in the Missed Year will vest as of September 30 of the Made Year, subject to Executive’s continued employment with the Employer on September 30 of the Made Year. Notwithstanding the foregoing, if the Cumulative EBITDA for the Made Year and the Missed Year is within 95% of the Cumulative EBITDA Targets for such years, the Board, at its sole discretion, which will not be unreasonably withheld, may determine that all or a prorated amount of the Performance Restricted Units which failed to vest for such years will vest, if the Executive is then employed by the Employer. Notwithstanding the foregoing, (i) in the event of a Partnership Sale, any unvested Performance Restricted Units that have not had the opportunity to vest because the Vesting Date for such units has not occurred as of such Partnership Sale (which shall not include any unvested Performance Restricted Units relating to a Missed Year) at the time of such Partnership Sale shall vest upon the consummation of the Partnership Sale, subject to the Executive’s continued employment on the date of such Partnership Sale, and (ii) if Sponsor Inflows through a Measurement Date are at least two and a half (2.5) times the Sponsor Outflows through such date, subject to the Executive’s continued employment with the Employer on such date, all unvested Performance Restricted Units

(including unvested Performance Restricted Units relating to a Missed Year) shall vest upon the occurrence of the applicable Measurement Date.

(c) The remaining thirty-three and one-third percent (33 1/3%) of the Restricted Units (the “Exit Restricted Units”) shall vest upon the occurrence of a Measurement Date as follows, subject to the Executive’s continued employment with the Employer on each such date: (i) twenty-five percent (25%) of the Exit Restricted Units shall vest if Sponsor Inflows through the applicable Measurement Date are at least two and a half (2.5) times the Sponsor Outflows through such date, (ii) fifty percent (50%) of the Exit Restricted Units shall vest if Sponsor Inflows through the applicable Measurement Date are at least three (3.0) times the Sponsor Outflows through such date, (iii) seventy-five percent (75%) of the Exit Restricted Units shall vest if Sponsor Inflows through the applicable Measurement Date are at least three and four tenths (3.4) times the Sponsor Outflows through such date, and (iv) one hundred percent (100%) of the Exit Restricted Units shall vest if Sponsor Inflows through the applicable Measurement Date are at least three and eight tenths (3.8) times the Sponsor Outflows through such date.

5. Forfeiture.

(a) The Restricted Units are being purchased by the Executive subject to the forfeiture conditions set forth below.

(i)	All of the Unvested Units shall be forfeited by the Executive upon an Investment Termination Date.

(ii)	All of the Restricted Units shall be subject to the call rights set forth in Section 9.2 of the Partnership Agreement; provided, that, notwithstanding anything to the contrary contained in such Section, (A) the purchase price payable for Unvested Units shall be equal to the lower of (x) the Cost Price of such Restricted Units and (y) the fair value of such Restricted Units, and (B) the last sentence of Section 9.2(c)(ii) of the Partnership Agreement shall not apply to the purchase price payable in respect of Unvested Units.

6. Adjustments. In the event of any change in number of Units after the date hereof by reason of any reorganization, recapitalization, merger, consolidation, spin off, combination or transaction or exchange of Units or other exchange or any transaction similar to the foregoing, the General Partner, in its good faith, reasonable discretion, shall make such substitution or adjustment, if any, as is equitable to prevent the enlargement or dilution of the Executive’s Rights, as to (i) the number or kind of Restricted Units or other securities issued pursuant to this Agreement and/or (ii) any other affected terms of such Agreement.

7. Restrictive Legend. If the General Partner determines that the Common Series C Units shall be represented by certificates, any certificates representing the Restricted Units shall be registered in the Executive’s name and shall be inscribed with a legend evidencing the restrictions in addition to any other legend which is required to be included by the Partnership Agreement or by applicable law.

8. Withholding Taxes. The grant of the Restricted Units and the lapse of restrictions thereon, shall be conditioned further on any applicable withholding taxes having been collected by lump sum payroll deduction or direct payment by the Executive to the Partnership.

9. Unitholder Rights. Upon registration of the Restricted Units in the Executive’s name, and the execution and delivery by the Executive of the Partnership Agreement, the Executive shall have, upon the vesting of the Restricted Units in accordance with this Agreement and subject to the provisions of this Agreement, all of the rights and status as a holder of Common Series C Units, including the right to receive Distributions thereon (if any) in accordance with the terms of the Partnership Agreement.

10. Employment. Nothing contained in this Agreement shall be deemed to obligate the Employer to employ the Executive in any capacity whatsoever or to prohibit or restrict the Employer from terminating the employment of the Executive at any time or for any reason whatsoever, with or without Cause.

11. Confidential Information.

11.1 Definition and Obligations. The Executive acknowledges that the information, observations, data, materials and documents, in any form or medium (including, without limitation, oral, written, tangible, intangible or electronic), disclosed or provided to, or otherwise obtained by, the Executive while being employed by the Employer (including information, observations, data, materials and documents obtained by the Executive prior to the date hereof) concerning the past, current or future business, activities, operations or affairs of the Employer (or any of its or their customers) or that gives, or may give, the Employer (or any of its customers) an advantage over its or their competitors or that could cause the Employer (or any of its customers) injury, loss of reputation or goodwill if disclosed, or received by the Employer from any third party with the understanding, express or implied, that it will not be disclosed or will be maintained as confidential (collectively, “Confidential Information”), including, without limitation, information, observations, data, materials and documents relating to (i) finances, investments, profits, pricing, costs, and accounting, (ii) products, services, sales, marketing, advertising and promotions, (iii) intellectual property (including, without limitation, computer software, databases, documentation, formulae, trade secrets, know-how, processes, business methods, inventions, research and development, plans, studies and Work Product (as defined below)), (iv) personnel, compensation, recruiting and training, (v) actual and potential suppliers, vendors, competitors, customers and/or clients (including, without limitation, client identities and details of specific actual or potential engagements), and (vi) without limiting the foregoing, any information, data, materials and documents of the Employer that are not generally available to the public, are, as between Executive and the Employer, the property of the Employer. Therefore, the Executive agrees that the Executive shall maintain as confidential the Confidential Information and shall not disclose to any unauthorized Person, or use for any purpose other than to perform Executive’s assigned duties for the Employer, any Confidential Information unless such Confidential Information (i) is generally known to and available for use by the public other than as a result of the Executive’s acts or omissions to act (including, without limitation, any breach of any of the terms or conditions set forth herein); (ii) is rightfully received on a non-confidential basis by the Executive from a party who was not subject to any obligations of confidentiality; or (iii) the Executive is required by order of a court of competent jurisdiction (by subpoena or similar process) to disclose or discuss any Confidential Information; provided, that in such case, the Executive shall promptly inform the Partnership of such order, shall reasonably cooperate with any effort by the Partnership to obtain a protective order or similar confidentiality treatment or to otherwise restrict such disclosure, and shall only disclose Confidential Information to the extent necessary to comply with any such court order. If in the absence of a protective order or the receipt of a waiver hereunder, the Executive, on the advice of counsel, is compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, the Executive shall, at the reasonable request and sole cost and expense of the Partnership, use the Executive’s reasonable effort to cooperate with the Partnership in the Partnership’s effort to obtain an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Partnership shall designate.

11.2 Return of Property and Information. The Executive shall promptly deliver to his or her Employer at such time as Executive’s employment with the Employer ends, or at any time that such Employer may request, or, at such Employer’s written instruction, shall destroy, all memoranda, notes, plans, data, drawings, manuals, letters, records, reports, electronic mail, recordings, computer tapes and software and other documents and data (and all copies thereof), constituting or relating to the Confidential Information (including, without limitation, any Work Product (as defined below)), in whatever form or medium, which the Executive may then possess or have under the Executive’s control, and, if requested by such Employer, shall provide a signed certification to such Employer confirming such return or destruction. At such time as the Executive’s employment with the Employer ends, such Employer shall permit the Executive to retain or promptly deliver to the Executive all data, files, information, documents and artifacts residing at the Employer’s offices or in electronic form (including, without limitation, calendars, contacts, task lists, emails and other personal information maintained in Microsoft Office or similar format) to the extent such items relate to the Executive’s personal matters.

12. Intellectual Property.

12.1 The Executive hereby agrees that all inventions (whether or not patentable or reduced to practice), patents, innovations, improvements, developments, works of authorship, copyrights, materials, documents and all other intellectual property and work product (including, without limitation, software, code, databases, systems, applications, methods, designs, analyses, drawings, reports, presentations, research, textual works, content, artwork, graphics or audiovisual materials) that relate to any Employer’s actual or anticipated business, research and development or existing or future products or services and that are authored, conceived, invented, designed, developed, made, or otherwise created, or contributed to, by the Executive while employed by the Employer (as applicable) (whether before or after the date hereof) (collectively, “Work Product”) belong to and are the property of the Employer, and hereby irrevocably assigns, transfers and conveys, to the extent permitted by applicable law, all right, title and interest in and to all Work Product (including, without limitation, all intellectual property rights therein and thereto on a worldwide basis (including, without limitation, rights under patent, copyright, trademark, trade secret, unfair competition and related laws) to the Employer (to the extent all right, title and interest does not automatically under applicable law vest originally in the Employer, as applicable), and waives any moral rights therein to the fullest extent permitted under applicable law. The Executive will promptly disclose such Work Product to the Employer and execute such documents and perform all other actions as may be reasonably requested by the Employer (whether during or after the Executive’s employment with the Employer (as applicable)) to establish and confirm the Employer’s ownership of such Work Product (including, without limitation, assignments, consents, powers of attorney and other instruments) and to assist the Employer in validating, effectuating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of its rights hereunder.

12.2 If required by any applicable law in the United States, the requirements set forth in Section 12.1 of this Agreement shall not apply to an invention that the Executive develops entirely on his or her own time without using the Employers’ equipment, supplies, facilities, or trade secret information except for those inventions that either: (i) relate at the time of conception or reduction to practice of the invention to the Employer’s business, or actual or demonstrably anticipated research or development of the Employer; or (ii) result from any work performed by the Executive for the Employer.

13. Noncompetition; Nonsolicitation.

13.1 The Executive acknowledges that in his capacity as an Executive of the Employer, he has become familiar and will become familiar, with the Employer’s trade secrets and with other Confidential Information and that his services have been and will be of special, unique and extraordinary value to the Employer. Therefore, the Executive agrees that, during the period from the date hereof and extending until the eighteen (18)-month anniversary of the earliest of (i) Executive’s dissociation from the Partnership, or (ii) a sale or other disposition of the Executive’s interest in the Partnership, or (iii) Executive’s Termination Date (such period, the “Restricted Period”), he shall not directly or indirectly own, manage, control, participate in, consult with, render services for, operate or in any manner engage (including by himself or in association with any Person) in any business in the United States of America that is competitive with the business of the Employer as conducted at any time during the Restricted Period (including changes or expansions in the businesses or the products sold or distributed reasonably anticipated during such time period). Executive acknowledges the enforceability of this covenant and agrees that this covenant is necessary to protect the goodwill attributed to the business of the Employer, and Executive is entering into this Agreement in anticipation of his receipt of a partnership interest in Partnership and the eventual sale or other disposition of his partnership interest in the Partnership. For purposes of this Section 13, the term “participate” includes any direct or indirect interest in any enterprise, whether as an officer, director, employee, partner, sole proprietor, agent, representative, independent contractor, seller, franchisor, franchisee, creditor or owner; provided, that nothing herein shall prohibit the Executive from having passive ownership of equity interests in a pooled investment vehicle or less than 2% of the stock of a publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market. Further, nothing in this Section 13 shall prohibit the Executive from having passive ownership of equity interests in a pooled investment vehicle or less than 2% of the stock of a publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market.

13.2 From the date hereof through the eighteen (18)-month anniversary of the Termination Date (the “Nonsolicitation Period”), the Executive shall not directly or indirectly through another entity solicit or attempt to solicit any current employee, or any person who within the preceding 12 months was an employee, of the Employer to leave the employ of the Employer, or in any way unlawfully interfere with the relationship between the Employer and any employee thereof.

14. Non-Disparagement. During the Restricted Period, the Executive agrees not to make any public statement that is intended to or could reasonably be expected to disparage the Partnership, the Apax Holders and their respective Affiliates, Subsidiaries, directors, officers, or employees. During the Restricted Period, the Partnership agrees that it shall not make a public statement that is intended to or could reasonably be expected to disparage the Executive.

15. Enforcement of Restrictive Covenants.

15.1 The parties hereto acknowledge and agree that the Partnership and its Subsidiaries will suffer irreparable harm from a breach by the Executive of any of the covenants or agreements contained in Sections 11, 12, 13 and 14. The Executive further acknowledges that the restrictive covenants set forth in Sections 11, 12, 13 and 14 are of a special, unique and extraordinary character, the loss of which cannot be adequately compensated by monetary damages. The Executive agrees that the periods of restriction and geographic area of restriction imposed by the provisions of Section 13 are fair and reasonable and are reasonably required for the protection of the Employer, in whose favor such restrictions operate. The Executive acknowledges that, but for the Executive’s agreements to be bound by the restrictive covenants set forth in Sections 11, 12, 13 and 14 the Partnership would not have entered into this Agreement. In the event of an alleged or threatened breach by the Executive of any of the provisions of Sections 11, 12, 13 and 14, the Partnership or its successor or assign may, in addition to all other rights and remedies existing in its or their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other equitable relief (without posting a bond or other security) in order to enforce or prevent any violations of the provisions hereof. In the event of a violation by the Executive of any of the provisions of Section 13, the Restricted Period or Nonsolicitation Period, as the case may be, shall be tolled from the date of the violation until such violation is resolved.

15.2 If, at the time enforcement is sought of any of the provisions of Sections 11, 12, 13 and 14, a court of competent jurisdiction holds that the restrictions stated therein are unreasonable under the circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area.

15.3 The refusal or failure of the Partnership to enforce any of the restrictive covenants set forth in Sections 11, 12, 13 and 14 against the Executive, for any reason, shall not constitute an act of precedent or a defense to the enforcement by the Partnership of the restrictive covenants set forth herein, nor shall it give rise to any claim or cause of action by the Executive against the Partnership. The Executive expressly acknowledges that the restrictive covenants set forth in Sections 11, 12, 13 and 14 apply to any successor or assign of the Partnership as a direct third-party beneficiary and that such restrictive covenants are expressly intended for the benefit of such successor and assign.

15.4 Each of the Executive and the Partnership agrees that the covenants made in Sections 11, 12, 13 and 14 shall (i) be construed as an agreement independent of any other provision of this Agreement and shall survive any order of a court of competent jurisdiction terminating any other provision of this Agreement, and (ii) in the case of the covenants made in Section 13, shall be deemed to be a series of separate covenants, one for each county or province of each and every state, territory or jurisdiction of each country within the applicable geographic territory and one for each month of the Restricted Period or the Nonsolicitation Period, as the case may be.

16. Cooperation. The Executive and the Partnership agree to cooperate with each other in taking action reasonably necessary to consummate the transactions contemplated by this Agreement.

17. Binding Effect. The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that, the Executive’s right to transfer any Restricted Units shall at all times be governed by the Partnership Agreement and will in no case be given effect unless and until any transferee has executed and delivered to the Partnership a valid undertaking and becomes bound by the terms of this Agreement.

18. Amendment, Waiver. This Agreement may be amended only by a written instrument signed by the parties hereto. No waiver by any party hereto of any of the provisions hereof shall be effective unless set forth in a writing executed by the party so waiving.

19. Governing Law, Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any dispute relating hereto shall be heard in the state or federal courts of the State of Delaware, and the parties agree to jurisdiction and venue therein.

20. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES HERETO EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES HERE MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

21. Integration. This Agreement and the documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to the subject matter hereof and thereof. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

22. Counterparts. This Agreement may be executed simultaneously in two or more separate counterparts, any one of which need not contain the signatures of more than one party, but each of which shall be an original and all of which together shall constitute one and the same agreement binding on all the parties hereto.

23. Rights Cumulative; Waiver. The rights and remedies of the Partnership and the Executive under this Agreement shall be cumulative and not exclusive of any rights or remedies which either would otherwise have hereunder or at law or in equity or by statute, and, except as otherwise provided in this Agreement, no failure or delay by either party in exercising any right or remedy shall impair any such right or remedy or operate as a waiver of such right or remedy, nor shall any single or partial exercise of any power or right preclude such party’s other or further exercise or the exercise of any other power or right. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either party to exercise any right or privilege hereunder shall be deemed a waiver of such party’s rights or privileges hereunder or shall be deemed a waiver of such party’s rights to exercise the same at any subsequent time or times hereunder, in each case, except to the extent expressly provided under this Agreement.

*     *     *      *     *

IN WITNESS WHEREOF, the parties have caused this Agreement to be effective as of the day and year first above written.

EAGLE TOPCO LP

By:
Name: Kathleen M. Crusco
Title: Secretary

SPOUSAL CONSENT

The undersigned spouse of Executive hereby acknowledges that I have read the foregoing Restricted Unit Agreement executed by Executive as of the date hereof and the Partnership Agreement (as defined above) and that I understand their respective contents. I am aware that the foregoing Restricted Unit Agreement, together with the Partnership Agreement, provides for the sale, repurchase or forfeiture of my spouse’s Restricted Units under certain circumstances and/or imposes other restrictions on such securities (including, without limitation, restrictions on transfer). I agree that my spouse’s interest in these securities is subject to these restrictions and any interest that I may have in such securities shall be irrevocably bound by these agreements and further, that my community property interest, if any, shall be similarly bound by this instrument.

I am aware that the legal, financial and other matters contained in the Restricted Unit Agreement and the Partnership Agreement are complex and I am free to seek advice with respect thereto from independent counsel. I have either sought such advice or determined after carefully reviewing the Restricted Unit Agreement and the Partnership Agreement that I will waive such right.

Spouse’s Signature:

Print Name:

Dated:

Witness’ Signature:

Print Name:

Dated:

EXHIBIT A

ELECTION TO INCLUDE UNITS IN GROSS

INCOME PURSUANT TO SECTION 83(b) OF THE

INTERNAL REVENUE CODE

The undersigned acquired Common Series C Units (the “Units”) of Eagle Topco LP (the “Partnership”) on December 31, 2011. The undersigned desires to make an election to have the Units taxed under the provision of Section 83(b) of the Internal Revenue Code of 1986, as amended (“Code §83(b)”), at the time the undersigned acquired the Units.

Therefore, pursuant to Code §83(b) and Treasury Regulation §1.83-2 promulgated thereunder, the undersigned hereby makes an election, with respect to the Units (described below), to report as taxable income for calendar year 2011 the excess, if any, of the Units’ fair market value on December 31, 2011 over the acquisition price thereof.

The following information is supplied in accordance with Treasury Regulation §1.83-2(e):

1. The name, address and social security number of the undersigned:

Name:

Address:

SSN:

2. A description of the property with respect to which the election is being made:            Common Series C Units

3. The date on which the property was transferred: December 31, 2011. The taxable year for which such election is made: calendar year 2011.

4. The restrictions to which the property is subject: If the undersigned ceases to be employed by the Partnership or any of its subsidiaries under certain circumstances, all or a portion of the Units may be subject to repurchase by the Partnership at the fair market value of the Units on the date of such repurchase. The Units are also subject to transfer restrictions and potential forfeiture.

5. The aggregate fair market value (on a liquidation basis) on December 31, 2011 of the property with respect to which the election is being made, determined without regard to any lapse restrictions: $            .00.

6. The aggregate amount paid for such property: $            .00.

A copy of this election has been furnished to the Secretary of the Partnership pursuant to Treasury Regulations §1.83-2(e)(7).

Dated:             , 2011

EXHIBIT B

Consolidated EBITDA Targets (Fiscal Year Ended September 30):

2011 (May 16 through September 30): to be agreed upon between the Board and the Executive.

The Consolidated EBITDA Target for each of the fiscal years ending September 30, 2012, 2013, 2014, and 2015 shall be established by the Board no later than the 90th day of each applicable fiscal year, with such Consolidated EBITDA Target to be consistent with the Company’s Board-approved budget for such year.

The Board of Directors shall have the right (in its sole discretion) to adjust any Consolidated EBITDA Target for any extraordinary or non-recurring events (occurred in the applicable year) (if any) and to reflect the pro forma impact of any acquisitions or dispositions consummated by the Partnership or its Subsidiary in the applicable year.